UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Commission File No. 000-28452

VELOCITY EXPRESS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

Velocity Express Corporation

Notice and Proxy Statement

VELOCITY EXPRESS CORPORATION

One Morningside Drive North

Building B-Suite 300

Westport, Connecticut 06880

November 16, 2007

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Velocity Express Corporation, to be held at the executive offices of Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, on December 6, 2007, at 10:00 a.m. local time. Details regarding the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement. Also enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. Voting will ensure your representation at the meeting, if you do not attend in person. If you do attend in person, you may withdraw your proxy and vote personally on any matters brought properly before the meeting.

Sincerely,

VELOCITY EXPRESS CORPORATION

Vincent A. Wasik
Chairman of the Board and
Chief Executive Officer

VELOCITY EXPRESS CORPORATION

One Morningside Drive North

Building B-Suite 300 Westport, Connecticut 06880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 6, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Velocity Express Corporation, a Delaware corporation, will be held at the executive offices of Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, on December 6, 2007, at 10:00 a.m. local time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect five directors for the ensuing year and until their successors shall be elected and duly qualified;

2.	To ratify the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending June 28, 2008;

3.	To authorize the Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock whereby the Company will issue one new post-split share of common stock for 10 pre-split shares; and

4.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on November 7, 2007, are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Edward W. Stone
Chief Financial Officer

Westport, Connecticut

November 16, 2007

VELOCITY EXPRESS CORPORATION

One Morningside Drive North

Building B-Suite 300 Westport, Connecticut 06880

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 6, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Velocity Express Corporation and contains information relating to the annual meeting of our stockholders to be held on December 6, 2007, beginning at 10:00 a.m. local time, at the executive offices of Velocity Express Corporation, located at One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880. This proxy statement and accompanying proxy card are being distributed on or about November 16, 2007.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following items of business:

1.	The election of five directors for the ensuing year and until their successors shall be elected and duly qualified;

2.	The ratification of the appointment of UHY LLP as our independent registered public accounting firm (“independent auditors”) for the fiscal year ending June 28, 2008; and

3.	The authorization of the Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock whereby the Company will issue one new post-split share of common stock for 10 pre-split shares

Stockholders will also vote on such other matters as may properly come before the meeting.

What are the board’s recommendations?

Our board of directors recommends that you vote:

•	FOR election of each of the five nominees for director (see Proposal 1);

•	FOR ratification of the appointment of UHY LLP as our independent auditors for the fiscal year ending June 28, 2008 (see Proposal 2); and

•

FOR authorization of the Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock whereby the Company will issue one new share of common stock for 10 shares (see Proposal 3).

With respect to any other matter that properly comes before the meeting, including a question of adjourning or postponing the meeting from time to time, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of November 7, 2007, the record date for the meeting, we had:

(a)	42,121,845 shares of common stock outstanding,

(b)	3,887,591 shares of Series M Convertible Preferred Stock (“Series M Preferred”) outstanding,

(c)	843,917 shares of Series N Convertible Preferred Stock (“Series N Preferred”) outstanding, and

(d)	541,634 shares of Series O Convertible Preferred Stock (“Series O Preferred”) outstanding.

As of the record date, we had approximately 210 stockholders of record of common stock, 27 stockholders of record of Series M Preferred, 7 stockholders of record of Series N Preferred, 8 stockholders of record of Series O Preferred, 5 stockholders of record of Series P Preferred, and 42 stockholders of record of Series Q Preferred.

Each share of common stock is entitled to one vote and each holder of Series M Preferred, Series N Preferred and Series O Preferred is entitled to vote a number of votes equal to the ratio of the Series M Preferred, Series N Preferred and Series O Preferred stated value to market price multiplied by the number of shares held by such holder, rounded down to the nearest whole number. Series P Preferred and Series Q Preferred are non-voting. The outstanding shares of Series M Preferred, Series N Preferred and Series O Preferred are collectively referred to herein as the “Prior Preferred.” As of November 7, 2007, stockholders were entitled to cast the following numbers of votes:

Class Outstanding	Number of Shares of Class Outstanding	Approximate Number of Voting Shares of Common Stock for Each Share of Preferred(1)	Aggregate Number of Outstanding Votes Per Class
Common Stock	42,121,845	1.00	42,121,845
Series M Preferred	3,887,591	1.03	4,004,219
Series N Preferred	843,917	1.03	869,234
Series O Preferred	541,634	1.04	563,299

Total Outstanding Votes			47,558,597

(1)	Approximation due to rounding.

Holders of our voting securities can vote all the shares owned on the record date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Stockholders do not have the right to cumulate votes in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most common stockholders hold their shares through a broker or other nominee rather than directly in their own name. All preferred stockholders hold their shares directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.    If your common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust, or you hold any Prior Preferred (any of which would be registered directly in your name with our company), you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.    If your common stock is held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to November 7, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. Registration and seating will begin at 9:45 a.m. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, (2) executing and delivering a later dated proxy, or (3) appearing in person at the meeting, filing a written notice of revocation with our corporate secretary and voting in person the shares to which the proxy relates. Any written notice or later dated proxy should be delivered to Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, Attention: Mark T. Carlesimo, Secretary, or hand-delivered to Mr. Carlesimo before the vote at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding as of the record date and the holders of at least a majority of the shares of each separate series of Prior Preferred outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Election of Directors.    Assuming the presence of a quorum, the five persons receiving the highest number of “FOR” votes, with the common stock and the Prior Preferred voting together as a single group, will be elected as directors.

Other Items.    For each other item to be considered at the annual meeting, assuming the presence of a quorum, the affirmative vote of the majority of votes cast in person or by proxy on the matter (excluding broker non-votes), with the common stock and the Prior Preferred voting together as a single group, will be required for approval. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will not have any effect on the outcome of the vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return all proxies for each proxy card that you receive in order to ensure that all of your shares are voted.

How can I vote on each of the proposals?

In the election of directors, you may vote FOR each of the five nominees, or your vote may be WITHHELD with respect to any or all of the nominees. For the other matters, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Each of your shares will be voted according to your directions on the proxy card. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors (FOR each of the nominees for director named in the proxy statement and FOR the other proposals).

Who will count the proxy votes?

Votes will be counted by Michael Trafecante, our Corporate Controller, who has been appointed to act as the inspector of election for the annual meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the three matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holder, Vincent A. Wasik or Edward W. Stone, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate nominated by our board of directors.

Who is paying for this proxy solicitation?

We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and regular employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

Are dissenters’ rights of appraisal available in connection with the proposals?

No. Under Delaware law, stockholders are not entitled to appraisal rights in connection with any of the proposals in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables contain certain information that has been provided to us regarding the beneficial ownership of our outstanding voting securities as of September 30, 2007 for (i) each person who is known to us to own beneficially more than five percent of each class of our voting securities,(ii) each of our directors, (iii) each of our named executive officers, and (iv) all executive officers and directors as a group.

Unless otherwise noted and subject to applicable community property laws, each person identified below has sole voting and investment power with respect to such shares and the address of each person identified below is Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880. Beneficial ownership is determined in accordance with the rules of the SEC and includes the class of capital stock identified on each table and securities convertible into or exercisable for the class of capital stock identified on each table owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of September 30, 2007.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Owned(1)
James G. Brown(2)	25,554,364	45.2%
TH Lee Putnam Ventures(3)	25,547,995	45.2%
Linden Capital, LP(4)	9,397,717	19.2%
Charter Oaks Partners(5)	7,162,914	15.2%
Pequot(6)	6,524,668	14.9%
Scorpion(7)	6,901,111	14.5%
Silver Oak Capital, LLC(8)	6,409,079	13.3%
Longview Funds(9)	5,966,489	13.3%
Third Point(10)	5,055,179	11.4%
Portside Growth & Opportunity Fund(11)	4,379,537	9.5%
Whitebox(12)	4,187,922	9.3%
Selz(13)	4,048,187	9.3%
Context(14)	3,546,861	8.3%
Goldman Capital Management(15)	2,344,913	5.6%
Gilder, Gagon, Howe and Co.(16)	2,316,164	5.6%
Vincent A Wasik(17)	1,484,713	3.5%
Jeffrey Hendrickson	331,709	*
Andrew Kronick	62,200	*
Kay Perry	58,779	*
Edward W Stone	45,455	*
Alexander I. Paluch	37,381	*
Richard Kassar	8,677	*
Leslie E. Grodd	7,540	*
John J. Perkins	7,030	*
Mark T. Carlesimo	5,395	*
All directors and officers as a group (13 persons)	27,621,192	48.7%

*	Represents less than 1%

(1)	Percentage of beneficial ownership is based on 41,616,133 shares of common stock outstanding as of September 30, 2007. Beneficial ownership based upon ownership of convertible preferred stock reflects Common Stock equivalents on an as-if-converted basis. Common Stock issuable pursuant to outstanding warrants, stock options and convertible preferred stock exercisable or convertible within sixty days is deemed outstanding for computing the percentage of the holders thereof, but not for computing the percentage of any other person. More than one person may beneficially own the same shares.

(2)	Includes 120 restricted shares of common stock and 6,249 shares of common stock issuable upon exercise of options owned directly by Mr. Brown and 25,547,975 shares of common stock beneficially owned by THLPV for which Mr. Brown disclaims beneficial ownership, except to the extent of his pecuniary interest in such securities. The address for Mr. Brown is 200 Madison Ave, Suite 1900, New York, NY 10016.

(3)	Consists of 10,683,385 shares of common stock, 749,016 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock, 13,172,129 shares of common stock issuable upon conversion of Series Q Convertible Preferred Stock, 943,466 shares of common stock issuable upon exercise of warrants. References made herein to “TH Lee Putnam Ventures” or “THLPV” includes THLee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Co Investment Partners, LLC, and Thomas H. Lee (formerly Blue Star I, LLC). The address for THLPV is 200 Madison Avenue, Suite 1900, New York, NY 10016.

(4)

Consists of 2,033,257 shares of common stock 7,364,460 shares issuable upon conversion of Series Q Convertible Preferred Stock. The address for the foregoing entity is c/o Goldman Sachs, One New York Plaza, 44th Floor, New York, NY 10004. The common stock is based upon the 13-D filing as of July 12, 2007.

(5)	Consists of shares of 1,545,795 shares of common stock, 169,319 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock owned by Charter Oak Partners LP 1,115,997 shares of common stock issuable upon conversion of Series N Convertible Stock owned by Charter Oaks Partners and Charter Oak Partners II LP. 4,331,803 shares of common stock issuable upon conversion of Series Q convertible stock owned by Charter Oaks Partners and Charter Oaks Partners II LP The address for each of the foregoing entities is 10 Wright Street, Suite 210, Westport, CT 06880. The common stock is based upon the 13-D filing as of February 5, 2007.

(6)	Consists of 657,023 shares of common stock of 2,417,649 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock and 3,449,996 shares of common stock issuable upon conversion of Series Q Convertible Preferred Stock owned by Pequot Capital Management, Pequot Diversified Master Fund, Ltd., Pequot Mariner Master Fund, L.P., Pequot Navigator Offshore Fund, Inc., Pequot Navigator Onshore Fund, L.P., Pequot Scout Fund and Premium Series PCC Limited—Cell33. The address for each of the foregoing entities is 500 Nyala Farm Road, Westport, CT 06880.

(7)

Consists of 3,231,772 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock, 434,025 shares of common stock issuable upon conversion of Series N Convertible Preferred Stock and 3,235,314 shares of common stock issuable upon conversion of Series Q Convertible Preferred Stock held by Scorpion Capital Partners, L.P. and Scorpion Acquisition, LLC. The address for Scorpion Capital Partners, L.P., is 245 Fifth Avenue, 25th Floor, New York, NY 10016.

(8)	Consists of shares of common stock issuable upon exercise of warrants. The address for Silver Oak is 245 Park Avenue, 26th Floor, New York, NY 10167.

(9)

Consists of 5,367,687 shares of common stock issuable upon conversion of Series P Convertible Preferred Stock, and 598,802 shares of common stock issuable upon exercise of warrants owned by Longview Fund, LP, Longview Equity Fund, LP and Longview International Equity Fund, LP. The address for each of the foregoing entities is 600 Montgomery Street, 44th Floor, San Francisco, CA 94111.

(10)

Consists of shares of common stock issuable upon conversion of Series Q Convertible Preferred Stock owned by Third Point Offshore Fund Ltd., Third Point Partners, LP, Third Point Partners Qualified and Third Point Ultra Ltd. The address for each of the foregoing entities is 390 Park Avenue, 18th Floor, New York, NY 10022.

(11)

Consists of shares of common stock issuable upon exercise of warrants. The address for Portside Growth & Opportunity Fund is c/o Citigroup Prime Brokerage, 390 Greenwich Street, 5th Floor, New York, NY 10022.

(12)	Consists of shares of common stock issuable upon exercise of warrants owned by Whitebox Convertible Arbitrage Partners LP, Whitebox Hedged High Yield Partners LP, Whitebox Intermarket Partners LP, Whitebox Advisors LLC, Guggenheim Portfolio Company XXXI, LLC, GPC LIX, LLC and HFR RVA Combined Master Fund. The address for each of the foregoing entities is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

(13)

Consists of shares of common stock issuable upon conversion of 2,024,094 shares Series Q Convertible Preferred Stock held by Bernard Selz and 2,024,094 shares Series Q held by Selz Family Trust. The address for each of the foregoing is 600 Fifth Avenue, 25th Floor, New York, NY10020.

(14)	Consists of shares of common stock issuable upon exercise of warrants owned by Context Advantage Fund, LP, AHHP Context, Context Offshore Advantage Fund, Ltd., Finch Tactical Plus Class B, Lyxor/Contexty Fund Ltd, Altima Fund SICAV PLC in respect of the Grafton Sub Fund Institutional Benchmarks, Worldwide Transactions Limited and Context Opportunistic Master Fund, L.P. The address for each of the foregoing is as follows: 4365 Executive Drive, Suite 850 San Diego, CA 92121.

(15)	Consists of 2,344,913 shares of common stock The address for Goldman Capital Management is 320 Park Avenue, New York, NY 10022. The common stock is based upon the 13-D filing as of October 4, 2007.

(16)

Consists of 2,316,164 shares of common stock. The address for Gilder, Gagnon, Howe & Co. LLC is 1775 Broadway 26thfloor new York, NY10019. The common stock is based upon the 13-D filing as of December 31, 2006.

(17)	Consists of: (i) 765,501 shares of common stock, 295,441 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock, 258,137 shares of common stock issuable upon exercise of warrants, 4,101 shares of common stock issuable upon exercise of options and180 shares of restricted stock owned directly by Mr. Wasik; and (ii) 161,353 shares of common stock and 4,775 shares of common stock issuable upon exercise of warrants owned by MCG Global LLC for which Mr. Wasik disclaims beneficial ownership, except to the extent of his pecuniary interest in such securities. The address for Mr. Wasik is One Morningside Drive, Building B Westport, CT 06880.

Series M Convertible Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Scorpion(2)	1,743,499	41.1%
Pequot(3)	1,304,290	30.8%
TH Lee Putnan Ventures(4)	391,439	9.2%
James G. Brown(5)	391,439	9.2%
Special Situations Funds(6)	352,403	8.3%
Vincent A. Wasik(7)	159,387	3.8%
Alexander I. Paluch(8)	2,124	*
Richard A. Kassar	—	—
Leslie E. Grodd	—	—
John J. Perkins	—	—
Jeffrey Hendrickson	—	—
Andrew B. Kronick	—	—
Edward W. Stone	—	—
Mark T. Carlesimo	—	—
All directors and executive officers as a group (13 persons)	552,950	13.0%

*	Represents less than 1%

(1)	Percentage of beneficial ownership is based upon 4,239,994 shares of Series M Convertible Preferred Stock outstanding as of September 30, 2007.More than one person may beneficially own the same shares.

(2)

Includes 1,593,868 shares owned by Scorpion Capital Partners, L.P. and 149,631 shares owned by Scorpion Acquisition, LLC. The address for Scorpion Capital Partners, L.P., is 245 Fifth Avenue, 25th Floor, New York, NY 10016.

(3)	Includes 628,281 shares owned by Pequot Scout Fund, L.P., 372,677 shares owned by Pequot Mariner Master Fund, L.P., 274,295 shares owned by Pequot Navigator Offshore Fund, Inc. and 29,037 shares held by Premium Series PCC Limited—Cell 33 The address for each of the foregoing entities is 500 Nyala Farm Road, Westport, CT 06880.

(4)	Includes 215,938 shares owned by TH Lee Putnam Ventures, L.P., 157,963 shares owned by TH Lee Putnam Parallel Ventures, L.P., 12,645 shares owned by THLi Co Investment Partners, LLC, and 4,893 shares owned by Thomas H. Lee (formerly Blue Star I, LLC). The address for THLPV is200 Madison Avenue, Suite 1900, New York, NY 10016.

(5)	Consists of shares owned by TH Lee Putnam Ventures, for which Mr. Brown disclaims beneficial ownership, except to the extent of his pecuniary interest in such securities. The address for Mr. Brown is 200 Madison Ave, Suite 1900, New York, NY 10016.

(6)

Includes 177,187 shares owned by Special Situations Private Equity Fund, L.P., 9,474 shares owned by Special Situations Fund III, L.P, 115,766shares owned by Special Situations Fund III QP, L.P. and 49,976 shares owned by Special Situations Cayman Fund, L.P. The address for the Special Situations Funds is 153 E53rd Street 55th Floor New York, NY 10022.

(7)	Consists of 159,387 shares owned by Mr. Wasik, The address for Mr. Wasik is One Morningside Drive, Building B Westport, CT 06880.

(8)	Consists of 2,124 shares beneficially owned by East River Ventures II, LP, for which Mr. Paluch disclaims beneficial ownership, except to the extent of his pecuniary interest in such securities. The address for Mr. Paluch is 645 Madison Ave suite 1200 New York, NY 10022.

Series N Convertible Preferred Stock

Our directors and executive officers do not beneficially own any shares of Series N Convertible Preferred Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Charter Oak Partners(2)	602,066	71.0%
Scorpion(3)	234,151	28.0%

(1)	Percentage of beneficial ownership is based on 843,917 shares of Series N Convertible Preferred Stock outstanding as of September 30, 2007. More than one person may be beneficially entitled to the same shares.

(2)	Consists of 517,777 shares held by Charter Oaks Partners and 84,289 shares held by Charter Oak Partners II LP. The address for each of the foregoing entities is 10 Wright Street, Suite 210, Westport, CT 06880.

(3)	Consists of 234,151 shares held by Scorpion Capital Partners, LP The address for Scorpion Capital Partners, L.P., is 245 Fifth Avenue, 25thFloor,New York, NY 10016.

Series O Convertible Preferred Stock

Our directors and executive officers do not beneficially own any shares of Series O Convertible Preferred Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Gryphon(2)	425,468	78.6%
William S. Lapp(3)	85,094	15.7%
Smithfield Fiduciary, LLC(4)	28,761	5.3%

(1)	Percentage of beneficial ownership is based on 541,634 shares of Series O Convertible Preferred Stock outstanding as of September 30, 2007. More than one person may be beneficially entitled to the same shares.

(2)	Includes 283,645 shares owned by Gryphon Master Fund, L.P. and 141,823 shares owned by GSSF Master Fund, LP. The address is 100 Crescent Court #475 Dallas, TX 75201.

(3)	The address for Mr. Lapp is 12840 11th Avenue North, Plymouth, MN 55441.

(4)	The address for Smithfield Fiduciary, LLC is 9 West 57th St., 27th Floor, New York, NY 10019.

Series P Preferred Stock

Our directors and executive officers do not beneficially own any shares of Series P Convertible Preferred Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Longview Fund, L.P(2)	1,904,014	94.1%
William S. Lapp(3)	119,149	5.9%

(1)	Percentage of beneficial ownership is based on 2,023,163 shares of Series P Preferred outstanding as of September 30, 2007. The Series P Preferred does not have any voting rights, but may be converted, at any time, into common stock.

(2)

Consists of 1,356,891 shares held by Longview Fund, LP, 360,537 shares held by Longview Equity Fund, LP and 186,586 shares held by Longview International Equity Fund, LP. The address for each of the foregoing entities is 600 Montgomery Street, 44th Floor, San Francisco, CA 94111.

(3)	The address for Mr. Lapp is 12840 11th Avenue North, Plymouth, MN 55441.

Series Q Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
TH Lee Putnam Ventures(2)	1,359,827	28.8%
James G. Brown(3)	1,359,827	28.8%
Linden Capital(4)	784,831	16.6%
Third Point Partners(5)	538,730	11.4%
Charter Oaks Partners(6)	515,513	10.9%
Bernard Selz(7)	431,415	9.1%
Pequot(8)	367,667	7.8%
Scorpion(9)	344,787	7.3%
Vincent A. Wasik	—	—
Richard A. Kassar	—	—
Leslie E. Grodd	—	—
John J Perkins	—	—
Jeffrey Hendrickson	—	—
Andrew B. Kronick	—	—
Mark T. Carlesimo	—	—
Edward W. Stone	—	—
All directors and officers as a group (13 persons)	1,359,827	28.8%

*	Represents less than 1%

(1)	Percentage of beneficial ownership is based upon 4,777,946 shares of Series Q Preferred outstanding as of September 30, 2007 Series Q Preferred does not have any voting rights but may be converted to common stock at any time.

(2)	Consists of 750,151 shares by TH Lee Putnam Ventures, L.P., 548,751 shares by TH Lee Putnam Parallel Ventures, L.P., 43,927 shares by THLi Co Investment Partners, LLC, and 16,998 shares by Thomas H. Lee (formally Blue Star I, LLC). The address for THLPV is 200 Madison Avenue, Suite 2225, New York, NY 10016.

(3)	Consists of shares owned by TH Lee Putnam Ventures, for which Mr. Brown disclaims beneficial ownership. The address for Mr. Brown is 200 Madison Ave, Suite 2225, New York, NY 10016.

(4)	Linen Capital Series Q Convertible Preferred Stock. The address for the foregoing entity is c/o Goldman Sachs, One New York Plaza, 44thFloor, New York, NY 10004.

(5)

Consists of 66,758 shares held by Third Point Offshore Fund Ltd., 383,397 shares held by Third Point Partners, LP, 43,825 shares held by Third Point Partners Qualified and 44,750 shares held by Third Point Ultra Ltd. The address for each of the foregoing entities is 390 Park Avenue, 18thFloor, New York, NY 10022.

(6)	Consists of 450,153 shares by Charter Oak Partners and 65,360 shares by Charter Oak Partners II. The address for each of the foregoing entities is 10 Wright Street, Suite 210, Westport 06880.

(7)	Consists of 215,708 shares by Bernard Selz and 215,707 shares by The Selz Family Trust. The address for each of the foregoing is 600 Fifth Avenue, 25th Floor, New York, NY 10020.

(8)	Consists of 166,953 shares by Pequot Scott Fund, L.P., 124,932 shares by Pequot Navigator Onshore Fund,L.P., 56,851 shares by Pequot Navigator Offshore Fund, Inc., 12,978 shares by Pequot Diversified Master Fund, Ltd and 5,953 shares by Premium Series PCC LTD—Cell 33. The address for each of the foregoing entities is 500 Nyala Farm Road, Westport, CT 06880.

(9)

Consists of 323,238 shares by Scorpion Capital Partners, L.P. and 21,549 shares by Scorpion Acquisition LLC. The address for Scorpion Capital Partners, L.P., is 245 Fifth Avenue, 25th Floor, New York, NY 10016.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Five persons have been nominated for election as directors at the annual meeting, all of whom currently serve as directors. Our directors are elected annually, by a plurality of the votes cast, to serve until the next annual meeting of stockholders and until their respective successors are elected and duly qualified. There are no familial relationships between any director or officer.

Arrangements for Election of Directors

We have entered into the following arrangements with respect to the election of certain nominees to our board of directors. A Bridge Loan Agreement, dated January 5, 2001, allows THLPV the right to designate two director nominees for election to our board of directors. These nominees shall be elected by all stockholders voting together at the stockholders’ meeting. THLPV had previously nominated James G. Brown. THLPV has declined to nominate a director nominee for the upcoming stockholders’ meeting. In addition, so long as shares of Series M Preferred are outstanding, the holders of Series M Preferred, voting as a separate class, have the right to elect one member of our board of directors. Furthermore, so long as shares of Series M Preferred are outstanding, the holders of the Series M Preferred shall have the right to designate three representatives who shall have the right to attend as observers all meetings of our board of directors and all committees thereof. Upon the election of the Series M Director, the number of representatives that holders of the Series M Preferred can designate will be reduced to two. Holders of the Series M Preferred have declined to nominate a director nominee for the upcoming stockholders’ meeting. As a consequence, the five persons receiving the highest number of “FOR” votes, with the common stock and the Prior Preferred voting together as a single group, will be elected as directors. Furthermore, so long as shares of Series P Preferred are outstanding, the holders of 60% or more of the Series P Preferred shall have the right to designate a representative who shall have the right to attend as an observer all meetings of our board of directors and all committees thereof.

Required Vote

The five nominees receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting shall be elected to the board of directors. An abstention will have the same effect as a vote withheld for the election of directors and a broker non-vote will not be treated as voting in person or by proxy on the proposal. Set forth below is certain information concerning the nominees for the board of directors.

Recommendation

The board of directors recommends that stockholders vote FOR the nominees listed below.

Name	Age	Position	Independent Director
Vincent A. Wasik	63	Chairman and Chief Executive Officer
Alexander Paluch(2)	51	Director	X
Richard A. Kassar(1)(2)	60	Director	X
Leslie E. Grodd(1)(3)	61	Director	X
John J. Perkins(1)(2)(3)	76	Director	X

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

Business Experience

Vincent A. Wasik was appointed as our Chairman of the Board in August 2001 and was further appointed our President and Chief Executive Officer in July 2003. In 1995, Mr. Wasik co-founded MCG Global, a private equity firm sponsoring leveraged buyout acquisitions and growth capital investments and has served as Principal of MCG Global since that time. From 1988 to 1991, Mr. Wasik served as Chairman and CEO of National Car Rental System, Inc. From 1980 to 1983, he served as President and CEO of Holland America Line. Mr. Wasik currently serves as an advisory board member of Mitchells/Richards, the largest upscale clothing retailer in Connecticut.

Alexander Paluch was appointed to our Board in August 2001. Mr. Paluch is a General Partner at East River Ventures Partnership, an investment firm, which focuses in part on emerging technology-driven companies. Mr. Paluch currently serves on the board of directors of Equity Enterprises, Inc.

Richard A. Kassar was appointed to our Board in August 2002. Since July 2006, Mr. Kassar has been CEO and President of Freshpet, a pet food company. In August 2006, Mr. Kassar was employed as Principal of GO 7 Brands. Mr. Kassar was employed as Senior Vice President and Chief Financial Officer of The Meow Mix Company from 2002 to September 2006. From 2001 to 2002, he was self-employed as a consultant to venture capital firms, advising them primarily on the acquisition of consumer brands. From 1999 to 2001, Mr. Kassar was employed as Co-President and Chief Financial Officer of Global Household Brands. From 1986 to 1999, he was employed by Chock Full O’Nuts in various positions, and had served as Senior Vice President and Chief Operating Officer. Mr. Kassar also serves as a director for World Fuel Services, Inc. and Vaughan Foods, Inc.

Leslie E. Grodd was appointed to the Board in January 2003. A Certified Public Accountant and attorney, Mr. Grodd is counsel to the law firm of Halloran & Sage LLP in its Westport, Connecticut office. Before his association with Halloran & Sage, Mr. Grodd was a founding Principal in the law firm of Blazzard, Grodd & Hasenauer, P.C., Westport, Connecticut since 1974. Prior to forming Blazzard, Grodd & Hasenauer, Mr. Grodd was associated with the firm of Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Grodd is the former chair of both the Federal Tax Committee of the Connecticut Society of Certified Public Accountants and the Executive Committee of the Tax Section of the Connecticut Bar Association.

John J. Perkins was appointed to the Board in August 2004. Since 1984, Mr. Perkins has served as the President of International Insurance Group, Ltd. and is currently the Chairman of the Board of that company. Beginning in 1974, Mr. Perkins has also served as a Trustee of the City of Boston Retirement Fund. Between 1974 and 1984, Mr. Perkins was the President of Corroon and Black of Massachusetts. Additionally, Mr. Perkins is the President of Somerset Corporate Advisors, a financial advisory firm, and is a member of the Advisory board of Glasshouse Technologies, Aircuity, Inc., and Tuckerbrook Alternative Investments.

Board Meetings and Committees

The board of directors held 9 meetings and took action by written consent on 3 occasions during our fiscal year ended June 30, 2007. Each of the incumbent directors attended all of the meetings of the board and of those committees on which he served. The board of directors has also established audit, compensation and nominating and corporate governance committees, all of which consist of only non-employee directors, and adopted a set of Corporate Governance Principles. We have also adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. Current copies of the charters of the foregoing committees and the above-referenced principles and code may be found on our website at www.velocityexp.com and are available in print upon written request to Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, Attention: Mark T. Carlesimo. A current copy of the charter of the audit committee appears as an appendix to the proxy statement for our 2005 annual meeting of stockholders. A current copy of the charter of the nominating committee appeared as an appendix to the proxy statement for our 2004 annual meeting of stockholders. We also have executive and technology committees of the Board.

Our Audit Committee consists of the following individuals: Richard A. Kassar, Chairman, Leslie E. Grodd, and John J. Perkins. The Board of Directors has determined that all members of the audit committee are independent for purposes of Rule 4200(a)(15) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. Each of the audit committee members is financially literate as determined by our board in its business judgment. In addition, the Board has determined that Richard A. Kassar is an “audit committee financial expert” under applicable SEC rules. The Audit Committee operates under a written charter, which was adopted on October 23, 2004. The Audit Committee met 11 times during fiscal 2007.

The Compensation Committee consists of the following individuals: Alex Paluch, Chairman, John J. Perkins, and Richard A. Kassar. The principal duties and responsibilities of the Compensation Committee are as follows: (i) to review and approve goals and objectives relating to the compensation of our Chief Executive Officer and, based upon a performance evaluation, to determine and approve the compensation of the Chief Executive Officer; (ii) to make recommendations to our Board of Directors on the compensation of other executive officers and on incentive compensation and equity-based plans; and (iii) to prepare reports on executive compensation to be included in our public filings with the SEC. The Compensation Committee met three times during fiscal 2007.

The Nominating Committee consists of Leslie E. Grodd, Chairman, John J. Perkins, and James G. Brown. The Nominating Committee serves to identify and recommend individuals qualified to become members of the Board. The members of our nominating committee are independent, as independence is defined by NASDAQ Marketplace Rule 4200(a)(15). The Nominating Committee met once during our last fiscal year.

Audit Committee Matters

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Messrs. Kassar, Grodd and Perkins are the members of our audit committee.

Under applicable Nasdaq Marketplace Rules, each member of our audit committee must (i) be independent as defined under Nasdaq Marketplace Rule 4200(a)(15); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Our board of directors has determined that Messrs. Kassar, Grodd and Perkins meet the applicable requirements. In addition, at least one member of our audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Our board of directors has determined that Messrs. Kassar, Grodd and Perkins meet these requirements.

Our board of directors has determined that Mr. Kassar is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Audit Committee Report

The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibilities for our financial statements and overall reporting process, including our internal controls.

Our company’s independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the audit committee reviewed our company’s audited financial statements for the 2007 fiscal year and met with management to discuss those financial statements. Representatives of the audit committee also met with UHY LLP, our independent auditors, to discuss those financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2007, for filing with the SEC.

/s/ Richard A. Kassar

/s/ Leslie E. Grodd

/s/ John J. Perkins

The Audit Committee

Nominating and Corporate Governance Committee Procedures

The nominating and corporate governance committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. In general, directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. Moreover, the nominating and corporate governance committee will strive to ensure that at least one director meets the criteria for an “audit committee financial expert” as defined by SEC rules and that the majority of the directors comprising the board meet the definition of “independent director” under NASDAQ rules.

In addition to the above considerations, the nominating and corporate governance committee will consider criteria such as strength of character and leadership skills; general business acumen and experience; broad knowledge of the industry; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the Board. The nominating and corporate governance committee will consider these same criteria for candidates regardless of whether the candidate was identified by the nominating and corporate governance committee, by stockholders, or any other source.

The nominating and corporate governance committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the nominating and corporate governance committee c/o Mark T. Carlesimo, Secretary, at the address indicated on the Notice of Annual Meeting of Stockholders. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as a director of the Company, if elected.

Under our bylaws, and as permitted by SEC rules, stockholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting must follow certain procedures. These procedures require that timely, written notice of such proposal or nomination be received by our Chief Financial Officer at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.

The nominating and corporate governance committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information provided, an indication of the candidate’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the nominating and corporate governance committee. This information is evaluated against the criteria set forth above and our specific needs at that time.

Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the nominating and corporate governance committee determines which candidate(s) to recommend to the board to submit for election at the next stockholder meeting. The nominating and corporate governance committee uses the same process for evaluating all candidates, regardless of the original source of the nomination.

Stockholder Communications with Board Members

Our board of directors has provided the following process for stockholders to send communications to our board and/or individual directors. All communications from stockholders should be addressed to Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, Attention: Chief Financial Officer. Communications to individual directors may also be made to such director at our company’s address. All communications sent to a member of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the board in the care of the Chief Financial Officer will be reviewed by the Chief Financial Officer to ensure that such communications relate to the business of the company before being reviewed by the Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) which applies to our directors, officers and employees. The Code of Ethics is published on our website at www.velocityexp.com under “Investor Info.” Any amendments to the Code of Ethics and waivers of the Code of Ethics for our Chief Executive Officer or Chief Financial Officer will be published on our website. You may request a copy of the Code of Ethics at no cost by writing to us at the following address: Velocity Express Corporation, One Morningside Drive North, Building B, Suite 200, Westport, CT 06880 Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

Absent special circumstances, each director is expected to attend the annual meeting of stockholders. Mr. Wasik was the only director in attendance at last year’s annual meeting in March 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objective of the Company’s compensation program is to attract, retain, motivate and reward management for demonstrating the required skill to develop the Company into the leading provider of time definite regional delivery solutions. Through the development of the Company’s business plan, the compensation program is designed to provide incentives for management to create and increase shareholder value and reward management for meeting one or more specified performance goals. The compensation program for fiscal 2007 was designed to reward executives for expanding our customer base and integrating new business into existing routes.

The Compensation Committee is responsible for the review and approval of goals and objectives related to the compensation of Mr. Wasik, the Chief Executive Officer, and based upon a performance evaluation, to determine and approve Mr. Wasik’s compensation. In addition, it is the responsibility of the Compensation Committee based upon recommendations from the Chief Executive Officer to approve compensation and pay levels as well as incentive compensation and equity based plans for all other executive officers. Mr. Wasik plays a primary role in recommending compensation for all other executive officers.

The key elements of executive compensation for fiscal 2007 were base salary and benefits, quarterly cash bonuses, merger related bonuses, and a sales incentive program.

Base Salaries:    The base salary is used to attract individuals with the required skills and experience. Base salaries for executive officers are determined by evaluating the responsibilities of the position and the experience and talents of the individual. In addition, base salaries are reviewed by a comparison to other public companies in the transportation industry as well as salary related information gained as a result of previous acquisitions made by the Company. Base salaries are reviewed annually, and are adjusted based upon performance, contribution, management recommendation and market conditions. Base salaries for the Company’s named executive officers for fiscal 2007 are listed in the Summary Compensation Table under “Salary”.

Cash Bonuses:    The Named Executive Officers are eligible for quarterly cash bonuses. Corporate performance objectives are established at the beginning of each year, and eligible executives are assigned target bonus levels. The quarterly cash bonuses are dependent on corporate performance. The corporate performance objective is benchmarked to achieving a specific adjusted EBITDA target. No EBITDA based bonuses were paid during the reporting year nor are they expected to be paid for the balance of calendar 2007.

Mr. Wasik and Mr. Stone were awarded transaction bonuses in 2007 in the sum of $300,000 and $100,000 respectively as a result of their leadership and involvement with the successful acquisition of CD&L, Inc. and the related financing transactions used to fund the acquisition.

Sales Incentive Plan:    Compensation for Mr. Andrew B. Kronick, the Executive Vice President of Business Development and Supply Chain Solutions, is tailored to his sales function. He is eligible for incentive compensation based on percentages of revenue from new customers and percentages of revenue from retained customers. Mr. Kronick received $166,380 pursuant to his incentive plan during the 2007 fiscal year.

Other Compensation:    Some of the Company’s Named Executive Officers are eligible for payment of the full premium for health insurance premiums.

Each element of the compensation program is designed to further the Company’s goals of attracting and retaining high caliber individuals with the experience to grow the Company and ultimately to create and increase shareholder wealth. In support of that objective, different elements are designed to encourage and reward different behaviors.

•

Base salary and benefits are designed to attract and retain employees over time. Base salaries are used in determining separation benefits(See “Separation Arrangements” below) and in determining the amount of contributions permitted under the Company’s defined contribution retirement 401(k) plan.

•	Quarterly cash bonuses are directly tied to the achievement of specified corporate adjusted EBITDA performance.

•	Merger related bonuses were awarded for the successful acquisition of CD&L, Inc. and the related financing transactions used to fund the acquisition.

•	The sales incentive plan is designed to compensate Mr. Kronick for procurement of new business and retention of our existing customer base.

The Company determined that 100% of executive compensation for fiscal 2007 would be in the form of short term compensation due to the immediate focus and attention necessary to retain and motivate talented individuals to engage in behaviors necessary to enable the Company to successfully purchase and integrate a large acquisition. Compensation also varies among individual officers based on a number of other factors: level of experience of the employee in his or her respective field, and prevailing market rates for individuals performing similar functions at competing companies in a similar industry and emerging stage of development as the Company. When evaluating the compensation of executives on an annual basis, the Company has reviewed past compensation received by the executive in both current and long-term compensation when determining any additional components of compensation.

Compensation of Chief Executive Officer:    The compensation committee approved the compensation of Vincent A. Wasik for fiscal 2007. The compensation committee increased Mr. Wasik’s base salary effective September 1, 2006 to $900,000 after considering his efforts in securing the successful merger with and integration of CD&L, as well as his continued assistance in the development and growth of the company. The compensation committee determined the Chief Executive Officer’s compensation after considering the same factors used to determine the compensation of other executive officers. In determining the base salary for Mr. Wasik, the committee evaluated his performance by considering our company’s financial and operating performance for fiscal 2007 as well as the leadership of Mr. Wasik, his ability to foster and maintain a strong, positive and high-integrity culture, and his continued ability to develop and implement strategies to enhance stockholder value over the long term. The committee also considered the personal performance of Mr. Wasik in a number of additional areas, including growth, innovation, productivity improvement, new ventures, organizational development, diversity and customer and stockholder relations.

Separation and Change of Control Agreements:    The Company is party to separation, or severance, agreements with Mr. Stone, our Chief Financial Officer, Mr. Kronick, our Executive Vice President, Business Development and Supply Chain Solutions and Mr. Mark T. Carlesimo, our Executive Vice President, General Counsel, and Secretary.

The agreement with Mr. Stone provides that a severance payment equal to 6 months of base salary (currently $350,000 per annum) and a pro-rata portion of any bonus earned as of the date of termination, will be made if Mr. Stone’s employment is terminated without cause. He will also receive health insurance and a pro-rata portion of any bonus earned, in the case that the executive officers’ employment is terminated by the Company without cause. In addition to the foregoing severance payments, we have agreed to pay or reimburse Mr. Stone for medical (COBRA) benefits for the period covered by the severance payments. Mr. Stone has agreed to certain nondisclosure provisions during the term of his employment and anytime thereafter, and certain noncompetition and nonrecruitment provisions during the term of his employment and for a period of twelve months thereafter.

Mr. Kronick’s employment agreement provides that if the agreement is terminated for reasons other than cause, we will pay Mr. Kronick an amount equal to his base salary per month ($20,833 per month) at the end of each of the twelve months following the date of his termination. We may immediately terminate Mr. Kronick’s employment for cause upon written notice without any further obligation to Mr. Kronick.

Prior to the acquisition of CD&L, Inc. by the Company, Mr. Carlesimo was employed by CD&L, Inc. as its General Counsel, Vice President, and Secretary pursuant to the terms of an Employment Agreement entered into on April 14, 2004. The Employment Agreement, which continues until December 31, 2008, contains a change of control provision triggered by our acquisition of CD&L which requires a severance payment to Mr. Carlesimo upon termination of employment in the sum of $576,996 in addition to certain other benefits. Upon the acquisition of CD&L, Inc. the Company assumed the obligations of the Employment Agreement. The Employment Agreement was amended on August 17, 2006 and Mr. Carlesimo was granted the right at any time until August 17, 2007 to give notice of termination of his employment with the Company and if he gives such notice, to receive the payments and benefits required under the Employment Agreement. The Company requested that Mr. Carlesimo not give notice of termination, and in consideration thereof, a second amendment to the Employment Agreement was signed on August 16, 2007 pursuant to which the Company agreed to extend for an additional year until August 17, 2008 the period during which Mr. Carlesimo may give such notice of termination and receive his change of control benefits from the Company. Mr. Carlesimo has not given such notice and continues to be employed by Velocity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the board consisted of James G. Brown and Richard A. Kassar until May 1, 2007. Effective May 1, the Compensation Committee consisted of Alexander Paluch (Chair), Richard A. Kassar and John J. Perkins. No member of the committee was at any time during fiscal 2007 or at any other time, an officer or employee of the Company or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. Through his position as Managing Director of TH Lee Putnam Ventures, L.P., James G. Brown had relationships with us that are required to be disclosed pursuant to Item 404 of Regulation S-K. See “Certain Relationships and Related Party Transactions.”

The following table sets forth information with respect to compensation earned by the named executive officers of the Company for 2007:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonuses(2)	Stock Awards	Option Awards $’s	Non-Equity IncentivePlan Compensation(3)	All Other Compensation(4)	Total
Vincent A. Wasik(1)	2007	$850,000	$318,750	—	$—	$—	$27,827	$1,196,577
Chief Executive Officer

Jeffrey Hendrickson	2007	390,577	10,096	—	—	—	26,222	426,895
President and Chief Operating Officer

Edward W. Stone	2007	340,578	108,653	—	—	—	13,853	463,084
Chief Financial Officer

Andrew B. Kronick	2007	250,000		—	—	166,380	1,260	417,640
Executive Vice President, Business Development and Supply Chain Solutions

Mark Carlesimo	2007	250,550		—	—	—	6,363	256,913
Executive Vice President, General Counsel, and Secretary

Daniel R. DeFazio(5)	2007	182,692		—	—	—		182,692
Former Chief Financial Officer

There were no stock options granted to the Company’s Named Executive Officers in 2007.

(1)	Mr. Wasik serves as our Chief Executive Officer pursuant to an agreement between the Company and MCG Global, LLC (“MCG”).See “Item 13 Certain Relationships and Related Transactions”. Mr. Wasik is an owner and principal of MCG. His compensation is paid through MCG.

(2)	Includes $300,000 and $100,000 paid to Mr. Wasik and Mr. Stone, respectively, as transaction bonuses for their leadership and involvement with the successful acquisition of CD&L, Inc. and the related financing transactions used to fund the acquisition. There were no EBITDA based bonuses paid during the reported year.

(3)	Includes $166,380 in sales incentives for Mr. Kronick in 2007.

(4)	Includes 2007 health insurance premiums paid of $26,546 for Mr. Wasik, $24,722 for Mr. Hendrickson and $13,643 for Mr. Stone.

(5)	Mr. DeFazio’s employment terminated in March 2006. The $182,692 represents severance payments in accordance with his separation agreement.

Employment Agreements

The Company has employment contracts and severance agreements in effect with Vincent A. Wasik, our Chairman and Chief Executive Officer, Edward W. Stone, our Chief Financial Officer, and Drew Kronick, our Executive Vice President, Business Development and Supply Chain Solutions. Our Board of Directors appointed Mr. Wasik as our Chief Executive Officer on July 28, 2003, with the understanding that we would enter into a Contractor Services Agreement with MCG for Mr. Wasik’s services as our Chief Executive Officer. On October 20, 2004, we entered into a Contractor Services Agreement with MCG, effective as of July 28, 2003 (the “Service Agreement”). Mr. Wasik is an owner and principal of MCG and was a stockholder and our Chairman of the Board at the time this Services Agreement was authorized and executed. The Service Agreement sets forth the rights and duties of both us and Mr. Wasik. Mr. Wasik’s compensation level and eligibility for salary increases, bonuses, benefits and grants of equity are to be determined by our Compensation Committee. The Service Agreement also allows Mr. Wasik to contract to provide similar services to other businesses as long as Mr. Wasik abides by his confidentiality obligations under the Service Agreement. Furthermore, we have agreed to indemnify and hold harmless MCG, its officers, directors, employees and agents, including Mr. Wasik, from liabilities arising out of any services rendered by MCG to us, other than as a result of gross negligence or willful misconduct. We have also agreed to cause MCG and Mr. Wasik to be named as additional insured parties under our directors’ and officers’ liability insurance policies. The Service Agreement does not contain any fixed term and may be terminated by either party at any time upon written notice. Other than payment of outstanding fees and expenses owed to MCG at termination, the Service Agreement does not contain any obligation upon us to pay severance in the event the agreement is terminated by us.

The Company and Mr. Stone are parties to an employment agreement dated March 6, 2006, governing his employment with us. The agreement sets forth Mr. Stone’s compensation level and eligibility for salary increases, incentives, and benefits and the terms of a non-disclosure and non-competition agreement. Pursuant to the agreement, Mr. Stone’s employment is voluntary and may be terminated by us with or without written notice, or by Mr. Stone with one month’s prior written notice. The agreement is “at will” and, therefore, does not have a stated term. The employment agreement provides that a severance payment equal to 6 months of base salary (and a pro-rata portion of any bonus earned as of the date of termination) will be made if Mr. Stone’s employment is terminated by us without cause. In addition to the foregoing severance payments, we have agreed to pay or reimburse Mr. Stone for medical (COBRA) benefits for the period covered by the severance payments. In addition, Mr. Stone has agreed to certain nondisclosure provisions during the term of his employment and any time thereafter, and certain noncompetition and nonrecruitment provisions during the term of his employment and for a period of twelve months thereafter.

The Company and Mr. Hendrickson were parties to an employment agreement dated December 15, 2003, governing his employment with us. The agreement set forth Mr. Hendrickson’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Hendrickson’s employment was voluntary and may have been terminated by us with or without written notice, or by Mr. Hendrickson with two months’ prior notice. The agreement was for a period of two years and, at its expiration, was not renewed. Mr. Hendrickson continues to serve as our President and Chief Operating Officer.

The Company and Mr. Kronick are parties to an employment agreement dated November 28, 2001, governing his employment with us. The agreement sets forth Mr. Kronick’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans and the terms of a non-solicitation and non-competition agreement. Pursuant to the agreement, Mr. Kronick’s employment is voluntary and may be terminated by us with or without written notice, or by Mr. Kronick with two months’ prior notice. The agreement is not for a fixed period of time. If the agreement is terminated by us for reasons other than cause, we will pay Mr. Kronick an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. We may immediately terminate Mr. Kronick’s employment for cause upon written notice without any further obligation to Mr. Kronick.

Effective as of April 14, 2004, CD&L, Inc. entered into an amended employment agreement with Mark T. Carlesimo, its Vice President, General Counsel and Secretary. The Employment Agreement, which continues until December 31, 2008, contains a change of control provision which requires a severance payment to Mr. Carlesimo upon termination of employment in the sum of $576,996 in addition to certain other benefits. Upon the acquisition of CD&L, Inc. the Company assumed the obligations of the Employment Agreement. Under the agreement, Mr. Carlesimo is entitled to an annual salary of$250,000. The Agreement was amended pursuant to amendments dated August 17, 2006 and August 17, 2007. Pursuant to the Agreement as amended, Mr. Carlesimo has the right to give notice of termination of termination of his employment with Velocity at any time until August 17, 2008 and if he gives such notice to receive the payments and benefits provided in the Employment Agreement. If Mr. Carlesimo’s employment is terminated for any reason including death or disability on or prior to August 17, 2008, he will receive or his estate will have the right to receive the change of control severance payments and benefits required under the Employment Agreement. The Agreement also contains non-competition covenants noncompetition covenants that will continue for two years following termination of employment unless the Company terminates the agreement without cause or the employee terminates the agreement as a result of the Company’s breach of the agreement, in which event the covenants against competition will cease upon the termination of employment.

The Company and Mr. DeFazio were parties to an employment agreement dated March 8, 2005, governing his employment with us. The agreement with Mr. DeFazio was “at will” and, therefore, did not have a stated term, and could have been terminated by us with or without written notice, or by Mr. DeFazio with 30 days’ prior written notice. The agreement set forth Mr. DeFazio’s compensation level and eligibility for salary increases, bonuses, benefits, and option grants under stock purchase plans. The agreement also provided for Mr. DeFazio’s participation in our employee benefit programs and other benefits. Upon termination of Mr. DeFazio’s employment, we agreed to pay to Mr. DeFazio the earned but unpaid portion of his base salary through the termination date and offer Mr. DeFazio a severance option (the “Severance Option”). The Severance Option entailed: (i) paying Mr. DeFazio, as severance pay each month, for twelve consecutive months following the termination of his employment, beginning one month after termination from employment, Mr. DeFazio’s monthly base salary in effect at the time of separation, less customary withholdings; (ii) continuing to pay Mr. DeFazio’s group health and dental insurance coverage for the term of the severance payments or12 months, whichever is greater; and (iii) causing the immediate vesting of any unvested stock options or stock grants held by Mr. DeFazio at the time of the termination of his employment. The Severance Option was conditioned on Mr. DeFazio executing our standard general release, without revocation, upon the termination of his employment, and for Mr. DeFazio to comply with a restrictive non-competition covenant for a period of twelve months.

Equity Compensation Plan Information

The following table shows the number of shares covered by exercisable and unexercisable options held by the Company’s Named Executive Officers on June 30, 2007:

Outstanding Equity Awards at Fiscal Year-End June 30, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options and Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option or Warrant Exercise Price ($)	Option or Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Vincent A. Wasik	245,899	—	—	$2.56	12/8/2010	—	$—	—	$—
Vincent A. Wasik	4,101	—	—	$2.56	12/8/2015	—	—	—	—
Vincent A. Wasik	2,985	—	—	$0.50	10/8/2007	—	—	—	—
Vincent A. Wasik	4,478	—	—	$0.50	5/1/2008	—	—	—	—
Jeffrey Hendrickson	20,000	—	—	$0.05	2/12/2011	—	—	—	—
Jeffrey Hendrickson	125,000	125,000	—	$2.56	12/8/2015	—	—	—	—
Andrew B. Kronick	25,000	25,000	—	$2.56	12/8/2015	—	—	—	—
Andrew B. Kronick	12,000	—	—	$2.72	9/7/2012	—	—	—	—
Andrew B. Kronick	200	—	—	$312.50	10/29/2011	—	—	—	—

The following table summarizes the annual compensation for the Company’s non-employee directors during 2007:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity IncentivePlan Compensation ($)	Change in PensionValue and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James G. Brown	$—	$—	$—	$	$	$	$—
Alex Paluch	21,000	—	—	—	—	—	21,000
Richard A. Kassar	32,000	—	—	—	—	—	32,000
Leslie E. Grodd	31,000	—	—	—	—	—	31,000
John J. Perkins	36,000	—	—	—	—	—	36,000

Compensation of Directors

Cash Compensation:    For fiscal 2007, each of our independent directors were entitled to receive annual cash compensation for their respective board/committee service in accordance with the following guidelines: (i) each independent member of the board received $10,000 and the chairman, if he were independent, would have received $15,000; (ii) each independent member of the audit committee (other than the chairman) received an additional$10,000 and the chairman received an additional $14,000; and (iii) each independent member of the compensation and nominating and corporate governance committees (other than the chairman) received an additional $8,000 and the chairman of each of the compensation and nominating and corporate governance committees, to the extent he was independent, received an additional $11,000. Non-independent directors did not receive any cash compensation for their services on our board of directors.

Certain tables have been omitted as no options were granted or exercised during fiscal year 2007 and the Company has no pension plan ornon-qualified deferred compensation plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in the Company’s proxy statement.

/s/ Alexander Paluch (Chair)

/s/ Richard A. Kassar

/s/ John J. Perkins

PERFORMANCE GRAPH

In accordance with Exchange Act regulations, the following performance graph compares the cumulative total stockholder return on our common stock to the cumulative total return on the S&P SmallCap 600 Index, the Nasdaq Stock Market and a selected group of peer issuers over the same period. The peer issuers consist of Pacific CMA, Inc. and Dynamex Inc. The graph assumes that the value of the investment in our common stock and each index was $100 in 2002 and that all dividends were reinvested. The information contained in the performance graphs shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Year	Velocity Express Corporation	S&P SmallCap 600 Index	Nasdaq	Peer Group
2002	$100.00	$100.00	$100.00	$100.00
2003	$29.33	$96.42	$111.20	$295.56
2004	$16.33	$130.41	$141.42	$618.22
2005	$4.29	$147.95	$141.27	$718.83
2006	$0.94	$168.55	$150.36	$880.70
2007	$0.57	$195.58	$180.25	$1030.92

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

The audit committee has appointed UHY LLP as our independent registered public accounting firm for the fiscal year ending June 28, 2008. A proposal to ratify that appointment will be presented to stockholders at the meeting. If the stockholders do not ratify such appointment, the audit committee will consider selecting another firm of independent public accountants. Representatives of UHY LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders in attendance.

The following table sets forth the approximate aggregate fees billed to us by UHY LLP, our independent registered public accountants, for fiscal years 2007 and 2006:

	Fiscal Year
Fee	2007	2006
Audit Fees(1)	$398,324	$291,326
Audit Related Fees(2)	7,000	—
Tax Fees	—	—
All Other Fees	—	—

(1)	Includes fees related to the annual audit and quarterly reviews.

(2)	Includes fees related to the Company’s filing of a Franchise Offering Circular with various states.

The firm of UHY LLP (“UHY”) acts as our principal independent registered public accounting firm. Through November 16, 2007, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has only a few full time employees. Therefore, few, if any, of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by the Company’s Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy for pre-approving the services provided by our independent auditors in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditors and an annual review of the financial plan for audit fees.

To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent auditors and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditors during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial

Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditors.

All of the services provided by the independent auditors in fiscal 2007 were approved by the Audit Committee under its pre-approval policies.

Recommendation

The Audit Committee unanimously recommends a vote FOR the ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending June 28, 2008.

PROPOSAL NO. 3

AUTHORIZE THE BOARD OF DIRECTORS TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to the Company’s Amended and Restated Certificate of Incorporation effecting a reverse split of the Company’s common stock at a ratio of one post-split share for ten pre-split shares (the “Reverse Stock Split”) upon the discretion of the Board. If this proposal is approved, the Company will promptly file with the Secretary of State of the State of Delaware a Certificate of Amendment to its Amended and Restated Certificate of Incorporation effecting the Reverse Stock Split at the prescribed ratio (the “Reverse Stock Split Ratio”). The amendment to the Amended and Restated Certificate of Incorporation, if approved by the stockholders and filed with the Secretary of State of the State of Delaware, would effect a reverse split of the shares of the Company’s issued and outstanding common stock, but it would not change the number of authorized shares of common stock or Preferred Stock, or the par value of the Company’s common stock or Preferred Stock. The form of amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split is attached as Annex A to this proxy statement.

Assuming that this proposal is approved by the stockholders of the Company, the Company’s authorized capital will still be 999,515,270 shares, of which 700,000,000 shares shall be common stock and 299,515,270 shares shall be Preferred Stock.

The Board of Directors approved submission of the Reverse Stock Split proposal to the Company’s stockholders for their approval based upon the economic condition of the Company, the Company’s future prospect, the financial outlook of the Company and the belief that a Reverse Stock Split is the most effective means to avoid a potential delisting of the Company’s common stock from the NASDAQ Capital Market

Delisting Concerns with NASDAQ

The Company’s common stock currently trades under the symbol “VEXP” on the NASDAQ Capital Market (“NASDAQ”). The Company will need to maintain certain financial and corporate governance qualifications to keep its securities listed on NASDAQ. At various times in the past, the Company has received notices from NASDAQ that it would be delisted due to a variety of matters, including failure to maintain a minimum bid price of $1.00, failure to timely hold an annual stockholders meeting and failure to meet the minimum levels of stockholders’ equity. In each instance, the Company has taken the actions required by NASDAQ to maintain continued listing, but the Company cannot assure you that it will at all times meet the criteria for continued listing.

The Company received a notice on June 29, 2007 from the NASDAQ that it is not in compliance with the Marketplace Rule 4310(c)(4) regarding the minimum bid requirement for the continued listing of its common stock on the NASDAQ. The Company has a period of 180 days, until December 26, 2007, to attain compliance by maintaining a bid price of $1 for ten consecutive trading days. If the Company is unable to demonstrate bid price compliance by December 26, 2007, but is found to meet all other initial listing requirements for the NASDAQ, the Company may receive an additional 180-day compliance period. If the Company does not meet all other initial listing requirements at December 26, 2007, or it obtains the additional 180-day compliance period and then does not meet compliance requirements within the second 180-day period, NASDAQ will notify the Company that its common stock will be delisted. Upon receiving this notice, the Company will file a current report on Form 8-K with the SEC disclosing that and related details. Although the Company may regain compliance with the NASDAQ listing requirements, the negative publicity surrounding the receipt of this notice will likely have a material adverse effect on the price of the Company’s common stock, its ability to raise capital, whether debt or equity, in the future unless and until this situation is resolved and will likely cause a negative perception of, and confidence in, the Company by its investors, customers, vendors, creditors and employees. Further failing to maintain our NASDAQ listing will result in the Company breaching covenants made to holders of its preferred stock and certain warrants. The Company cannot assure you that it will be successful in regaining compliance with NASDAQ listing requirements.

In the event of delisting, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board. In addition, the Company’s securities could become subject to the SEC’s “penny stock rules.” These rules would impose additional requirements on broker-dealers who effect trades in the Company’s securities, other than trades with their established customers and accredited investors. Consequently, the delisting of the Company’s securities and the applicability of the penny stock rules may adversely affect the ability of broker- dealers to sell the Company’s securities, which may adversely affect your ability to resell our securities. If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and the Company’s securities may trade at a lower market price than they otherwise would.

The Board of Directors believes that maintaining the listing of its Common stock on NASDAQ would provide a broader market for the Company’s common stock and would facilitate the use of the Company’s common stock in financing transactions. The Board of Directors approved the Reverse Stock Split proposal partly as a means, if necessary, of increasing the share price of the Company’s common stock above $1.00 per share and to prevent future delisting actions by NASDAQ. If our stockholders do not approve the Reverse Stock Split proposal and our stock price does not otherwise increase to greater than $1.00 per share, we believe that NASDAQ may initiate further delisting procedures.

In seeking stockholder approval for authority to effect the Reverse Stock Split, the Board of Directors considered that the low trading price of the Company’s common stock may discourage brokerage firms from recommending it to their clients. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that many investment funds may be reluctant to invest in lower priced stocks for a variety of reasons, including increased price volatility.

We cannot be certain whether the Reverse Stock Split would increase the trading price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•

the trading price per share of our common stock after the Reverse Stock Split would rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the Reverse Stock Split;

•	the Reverse Stock Split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks;

•

the market price per post-split share would either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ or that we would otherwise meet the requirements of NASDAQ for continued inclusion for trading on NASDAQ.

The market price of our common stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

If approved by the stockholders, the Reverse Stock Split would occur simultaneously for all of the Company’s common stock and the Reverse Stock Split Ratio would be the same for all of such shares. The Reverse Stock Split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company (except with respect to adjustments for fractional interests). In addition, the Reverse Stock Split would not affect any stockholder’s proportionate voting rights (subject to the treatment of fractional shares). Each share of common stock outstanding after the Reverse Stock Split would be entitled to one vote and would remain fully paid and non-assessable. Fractional shares of common stock will not be issued as a result of the Reverse Stock Split, but instead, any fractional share interests resulting from the Reverse Stock Split will be rounded upward to the nearest whole share. Share interests due to rounding will be granted to stockholders solely to save the Company the expense and inconvenience of issuing fractional shares or cash in lieu of fractional shares, and do not represent separately bargained for consideration.

The principal effects of the Reverse Stock Split would be that:

•

based on the number of shares of capital stock outstanding as of November 6, 2007, in the event the Reverse Stock Split is approved and implemented, the number of shares of the Company’s common stock issued and outstanding would be reduced from approximately 42,121,845 shares to approximately 4,212,185 shares, a decrease of approximately 37,909,660 shares, or 90%.

•

the exercise or conversion price and/or the number of shares of common stock issuable under the Company’s outstanding warrants, options, preferred stock and any other similar rights or securities would be proportionately adjusted upon the Reverse Stock Split based on the Reverse Stock Split Ratio, the same ratio used with regard to common stock outstanding.

A reduction in the number of outstanding shares of the Company’s common stock could result in decreased liquidity in the Company’s common stock. In addition, the Reverse Stock Split could result in some stockholders owning “odd lots” of less than one hundred (100) shares of the Company’s common stock on a post-split basis. Odd lots may be more difficult to sell, or may require greater transaction costs per share to sell than do “board lots” of even multiples of one hundred (100) shares.

Proportionate voting rights and other rights of the holders the Company’s common stock would not be affected by the Reverse Stock Split. For example, a holder of 2% of the voting power of the outstanding shares of the Company’s common stock immediately prior to the Effective Time would continue to hold 2% of the voting power of the outstanding shares of Common stock. Although the Reverse Stock Split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company, the number of authorized shares of our common stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action. The Company does not expect that the number of stockholders of record would be affected by the Reverse Stock Split. The issuance in the future of additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized, but unissued, shares of our common stock may be construed as having an anti-takeover effect. Although the Company is not proposing the Reverse Stock Split for this purpose, the Company could, subject to the Board’s fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board.

The combination and reclassification of shares of common stock pursuant to the Reverse Stock Split will occur automatically on the date upon which the Company files with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation effecting the one-for-ten Reverse Stock Split (the “Effective Date”) without any action on the part of stockholders of the Company and without regard to the date on which certificates evidencing shares of common stock prior to the Reverse Stock Split are physically surrendered for new certificates.

As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of shares of common stock, to be used in forwarding such holder’s stock certificates for surrender and exchange for certificates evidencing the number of shares of common stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the Reverse Stock Split. Upon receipt of such transmittal form, each stockholder should surrender the certificates evidencing pre-split shares of common stock in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the whole number of shares of common stock that such stockholder holds as a result of the Reverse Stock Split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and the Company would not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of the material federal income tax consequences of the Reverse Stock Split to the Company’s stockholders. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations promulgated under the Code, rulings and decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The discussion is limited to stockholders who are citizens or residents of the United States and who hold shares of common stock as a capital asset. It does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, mutual funds, tax-exempt organizations, taxpayers that are treated as partnerships for federal income tax purposes and taxpayers that are subject to the alternative minimum tax. In addition, this discussion does not apply to stockholders who acquired their shares of common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their common stock as part of a hedge, straddle or conversion transaction.

The tax consequences of the Reverse Stock Split under state, local and foreign laws are not addressed in this discussion. No opinion of counsel or ruling from the Internal Revenue Service has been or will be sought, and this discussion is not binding on the Internal Revenue Service.

Each stockholder should consult its own tax advisors regarding the federal income tax consequences of the Reverse Stock Split, and regarding any state, local or foreign tax consequences based on the stockholder’s particular facts and circumstances.

The Company believes that the Reverse Stock Split will qualify as a “reorganization” under Section 368(a)(1)(E) of the Code. Accordingly, provided that the fair market value of the post-split shares is equal to the fair market value of the pre-split shares surrendered in exchange therefor, stockholders should not recognize any gain or loss in the Reverse Stock Split. A stockholder’s aggregate tax basis in its shares of post-split shares should be equal to its aggregate tax basis in the pre-split shares exchanged therefor, and a stockholder’s holding period for the post-split shares should include the period during which the pre-split shares surrendered in exchange therefor were held. However, the IRS may take the position that the receipt of additional shares in lieu of fractional shares is a taxable dividend, in which case a stockholder would recognize dividend income equal to the fair market value of the additional shares received. Stockholders should consult their own tax advisors regarding the tax consequences to them in such case.

Vote Required

The affirmative vote of holders of a majority of the voting power of the shares of common stock and Prior Preferred, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 3.

Recommendation

The board of directors recommends that you vote FOR proposal 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

CD&L Transactions

In connection with the CD&L acquisition, we issued: (i) 78,205 Units on July 3, 2006, each of which was comprised of (a) $1,000 aggregate principal amount at maturity of Senior Notes due 2010 and (b) a warrant to purchase 345 shares of our common stock at an initial exercise price of $1.45 per share, subject to adjustment from time to time; (ii) 4.5 million shares of $0.004 par value Series Q Preferred Stock, each initially convertible into 9.0909 shares of our common stock, representing an initial conversion price of $1.10 per share, subject to adjustment and other customary terms for similar offerings; and (iii) 2.5 million shares of our common stock.

The term of the warrants expires on July 3, 2010. The warrants are subject to an automatic exercise feature, based on the trading price of our common stock, subject to specified limitations. The warrants contain other customary terms and provisions.

In addition to issuing warrants as part of the Units, we also issued warrants on July 3, 2006 to purchase 797,500 shares of our common stock to affiliates of THLPV in consideration for prior services they provided to us, at an exercise price of $.01 per share. These warrants have terms similar to the warrants issued as part of the Units except that they do not provide for automatic exercise. Mr. James G. Brown, founder and Managing Director of TH Lee Putnam Ventures L.P., is one of our directors.

In addition, we also issued on July 3, 2006 an aggregate of 264,770 shares of Series Q Preferred Stock in consideration for prior services provided to us, determined by the Company to have a fair market value of not less than $10.00 per share, to certain of the investors and, the placement agents for the Unit and Series Q Preferred Stock offerings, and 13,000 shares to affiliates of THLPV for various services they provided to us.

We sold Units to the following parties, all which became beneficial owners of 5% or more of our voting securities as a result of their purchases:

Name of Beneficial Owner	Number of Units
Context	15,030
Silver Oak Capital, LLC	15,000
Portside Growth & Opportunity Fund	10,250
White Box	10,000
Lehman	8,000
CAMOFI Master LDC	4,240
Exeter Capital Partners IV, L.P.	3,204
Longview Funds	3,180

We sold or issued in consideration for services Series Q Convertible Preferred Stock to the following beneficial owners of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Shares of Series Q
TH Lee Putnam Ventures(1)(7)	1,205,000
Linden Capital, LP	850,000
Third Point(2)	500,000
Selz(3)	400,400
Pequot(4)(7)	341,250
Scorpion(5)(7)	320,000
Longview Funds	300,000
Charter Oak Partners(6)	151,800
Crestview Capital Master, LLC	75,000

(1)	Consists of 664,741 shares purchased by TH Lee Putnam Ventures, L.P., 486,272 shares purchased by TH Lee Putnam Parallel Ventures, L.P., 38,925 shares purchased by THLi Co Investment Partners, LLC and 15,062 shares purchased by Thomas H. Lee. Mr. James G. Brown, one of our directors, is also an executive officer of TH Lee Putnam Ventures. Mr. Brown disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such securities.

(2)	Consists of 355,834 shares purchased by Third Point Offshore Fund, Ltd., 61,959 shares purchased by Third Point Partners, LP, 41,533 shares purchased by Third Point Ultra Ltd., and 40,674 shares purchased by Third Point Partners Qualified LP.

(3)	Consists of 200,200 shares purchased by Bernard Selz and 200,200 shares purchased by Selz Family Trust.

(4)	Consists of 134,630 shares purchased by Pequot Scout Fund, LP, 110,817 shares purchased by Pequot Mariner Master Fund, LP, 43,895 shares purchased by Pequot Navigator Offshore Fund, Ltd., 41,250 shares purchased by Pequot Capital Management, 5,525 shares purchased by Premium Series PCC Ltd, and 5,133 shares purchased by Pequot Diversified Master Fund Ltd.

(5)	Consists of 300,000 shares purchased by Scorpion Capital Partners LP and 20,000 shares purchased by Scorpion Acquisition LLC.

(6)	Consists of 130,290 shares purchased by Charter Oak Partners LP and 21,510 shares purchased by Charter Oak Partners II LP.

(7)	TH Lee Putnam Ventures, Pequot and Scorpion were beneficial owners of 5% or more of our securities before the Series Q transaction. The other parties were not.

We issued common stock to the following party which, as a result of their purchase, became a beneficial owner of 5% or more of our voting securities in consideration for CD&L common stock:

Name of Beneficial Owner	Number of Shares of Common Stock
Exeter Capital Partners	2,465,418

We issued warrants to the following beneficial owner of 5% or more of our voting securities for services provided:

Name of Beneficial Owner	Number of Shares of Common Stock
TH Lee Putnam Ventures(1)	250,000

(1)	Mr. James G. Brown, one of our directors, is also an executive officer of TH Lee Putnam Ventures. Mr. Brown disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such securities.

Reimbursement Agreement with TH Lee Putnam Ventures

Effective June 29, 2006, we entered into a reimbursement agreement (the “Reimbursement Agreement”) with THLPV. Under the terms of the Reimbursement Agreement:

(a)

The Company acknowledged its indebtedness to THLPV for: (i) costs and expenses of approximately $90,000 incurred by THLPV on behalf of the Company; (ii) an overfunding in the amount of $130,000 on a prior credit facility provided by THLPV for the Company; (iii) merger and acquisition services rendered by THLPV to the Company; and (iv) credit enhancements provided by THLPV to the Company in the form of loan guarantees. Under the terms of the Reimbursement Agreement, the Company agreed to satisfy the obligations described above through the payment of cash in the amount of $89,551, 13,000 shares of Series Q Convertible Preferred Stock with a fair value of $130,000 and the issuance of warrants to purchase 797,500 shares of common stock at an exercise price of $0.01 per share (250,000 shares for services rendered in connection with the acquisition of CD&L as noted above and 547,500 shares as compensation for credit enhancement guarantees of the Company’s indebtedness as noted below) with a fair value of approximately $1.1 million and 547,500 shares.

(b)	The Company acknowledged an obligation to a law firm for fees and expenses aggregating $149,000 for work arranged by THLPV on behalf of the Company and the Company agreed to satisfy such obligation in cash.

In addition, we agreed in the Reimbursement Agreement to reimburse THLPV for future costs and expenses incurred by THLPV for services rendered for our benefit and to register the resale of the common stock issuable on conversion of the Series Q Convertible Preferred Stock and warrants referred to above at the same time as we register the securities of the other purchasers of the securities issued in connection with the CD&L acquisition and related transactions.

The Reimbursement Agreement is effective until terminated by THLPV or on the date THLPV no longer beneficially owns any of our equity securities.

Issuance of Series P Convertible Preferred Stock

On October 14, 2005, we entered into Stock Purchase Agreements (the “Purchase Agreements”) with one group of institutional investment funds and one accredited investor (the “Investors”). The Purchase Agreements provided for the private placement of 3,099,513 shares of a newly authorized series of our convertible preferred stock (the “Series P Preferred”) in exchange for aggregate gross proceeds of $10,352,370. Each share of Series P Preferred is convertible into one share of our common stock, and had an initial conversion price of $3.34 per share subject to certain adjustments (current conversion price is $1.18). The Series P Preferred has a term of three years (the “Term”) and is currently entitled to receive a dividend at the rate of six percent per annum of the Series P Preferred stated value, payable quarterly, in cash or shares of Series P Preferred (PIK Shares) at our option. Each Investor also received a warrant to purchase up to 20% of the amount of Series P Preferred purchased. The exercise price for the warrant is $4.00, subject to adjustment.

We sold Series P Preferred to the following party which, as a result of their purchase, became a beneficial owner of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Shares of Series P
Longview Funds(1)	2,994,012

(1)	Consists of 2,395,210 shares of purchased by Longview Fund, LP, 401,198 shares purchased by Longview Equity Fund, LP and 197,605 purchased by Longview International Equity Fund, LP.

We issued warrants to the following beneficial owner of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Shares of Common Stock
Longview Funds(1)	598,802

(1)	Consists of warrants to purchase 479,042 shares of common stock owned by Longview Fund, LP, warrants to purchase 80,239 shares of common stock owned by Longview Equity Fund, LP and warrants to purchase 39,521 shares of common stock owned by Longview International Equity Fund, LP.

Issuance of Series N Convertible Preferred Stock

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, we contracted to issue to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N

Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Preferred is convertible into one share of our common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments (current conversion price is $1.99). The Series N Preferred is entitled to receive a dividend at the rate of six percent per annum of the Series N stated value.

We sold Series N Preferred to the following beneficial owner of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Shares of Series N
Scorpion Capital Partners, LP	203,528

Issuance of Series M Convertible Preferred Stock

Pursuant to Stock Purchase Agreements entered into on December 21, 2004 and January 31, 2005, we contracted to issue 6,217,096 shares of Series M Convertible Preferred Stock (“Series M Preferred”) for $3.685 per share for proceeds of $22.9 million. Of the total proceeds, approximately $22.6 million was received in cash, and $360,000 was in exchange for services performed for us. The initial conversion price of the Series M Preferred was $3.685 (current conversion price is $1.99) and, at the time the Stock Purchase Agreement was entered into, each share of Series M Preferred was convertible into one share of our common stock. The Preferred Series M Stock accrues cumulative PIK dividends equal to six percent per annum.

We sold the Series M Preferred to the following directors, officers and/or beneficial owners of 5% or more of any class of our voting securities:

Name of Beneficial Owner	Number of Shares of Series M
Pequot(1)	1,628,222
Special Situations Funds(2)	1,628,222
Scorpion(3)	1,573,948
TH Lee Putnam Ventures(4)	542,741
Vincent A. Wasik(5)	135,685
Alexander I. Paluch(6)	78,697

(1)	Consists of 789,036 shares purchased by Pequot Scout Fund, LP, 468,032 shares purchased by Pequot Navigator Onshore Fund, L.P., 343,745 shares purchased by Pequot Navigator Offshore Fund, Inc., and 27,408 shares purchased by Premium Series PCC Limited.

(2)	Consists of 814,111 shares purchased by Special Situations Private Equity Fund, L.P., 610,583 shares purchased by Special Situations Fund III, L.P., and 203,528 shares purchased by Special Situations Cayman Fund, L.P.

(3)	Consists of 1,356,852 shares purchased by Scorpion Capital Partners, L.P. and 217,096 shared purchased by Scorpion Acquisition, LLC.

(4)	Consists of 299,405 shares purchased by TH Lee Putnam Ventures LP, 219,020 shares purchased by TH Lee Putnam Parallel Ventures LP, 17,532 shares purchased by THLi Co Investment Partners LLC and 6,784 shares purchased by Thomas H. Lee (formerly Blue Star I, LLC). Mr. James G. Brown, one of our directors, is also an executive officer of TH Lee Putnam Ventures. Mr. Brown disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such securities.

(5)	Vincent A. Wasik is the founder and principal of MCG Global LLC and is our Chairman of the Board and CEO.

(6)	Consists of 10,855 shares purchased directly by Mr. Paluch and 67,843 shares purchased by East River Ventures II, LP. Mr. Paluch disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such securities.

Capital Contribution Agreement and Warrant to Purchase Common Stock

As part of the above-described Series M private placement, the Series M investors required that THLPV reach an agreement to extend, for a two-year period, the July 1, 2004 capital contribution agreement previously entered into between THLPV and the Former Senior Lender. Under the terms of the capital contribution agreement, in the event that THLPV elected to not provide further financial support for the Company, THLPV was required to notify the Company’s Former Senior Lender of such decision and provide specific levels of financial support for a thirty (30) day period following the notification. In exchange for entering in to the capital contribution agreement, the Former Senior Lender agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement the Company issued a warrant to purchase 193,552 shares of common stock to THLPV. The warrant had an estimated fair value of $2.3 million at the time issued. The term of the warrant is five years and has an exercise price of $0.005 per share. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost and addition a paid-in capital.

On February 17, 2006, in connection with the seventh amendment to the amended and restated revolving credit facility with the Former Senior Lender, the Company entered into the first amendment to the Capital Contribution Agreement whereby the Former Senior Lender acknowledges that in the event that THLPV elected to not provide further financial support for the Company, the maximum amount of the deposit that THLPV may be required to make shall be reduced from $1,950,000 to $1,450,000. On July 3, 2006 the revolving credit facility with the Former Senior Lender was refinanced with the proceeds from the Unit offering, and the capital contribution agreement became null and void.

Contracts and Arrangements with MCG Global, LLC

We entered into a Contractor Services Agreement (the “Agreement”) with MCG Global, LLC and its related entities (“MCG”), effective as of July 27, 2003 as described above under “Employment Agreements”, which description is incorporated herein by reference, under which Vincent A. Wasik provides all services as our Chief Executive Officer. Mr. Wasik was a stockholder and our Chairman of the Board at the time the Service Agreement was entered into. The Service Agreement provides that the Compensation Committee on an annual basis shall establish the compensation for these services. On January 15, 2005, the Compensation Committee modified the Service Agreement by eliminating the grant of warrants to purchase shares of our common stock. In fiscal 2007, 2006 and 2005, we recorded compensation expense of $850,000, $600,000 and $900,000 for these services, respectively.

We sublease a portion of our headquarters office space in Westport, Connecticut from MCG. The sublease agreement was approved by our Audit Committee who determined that the terms of the sublease were at market rates. We also reimburse MCG for limited use of MCG’s personnel and for office expenses. During the fiscal years 2007, 2006 and 2005, Mr. Wasik and MCG were reimbursed approximately $173,000, $107,000 and $158,000, respectively, for expenses incurred on the Company’s behalf of which approximately $63,000, $51,000 and $40,000 was for the sublease described above. During fiscal 2007 and 2005, the Company also reimbursed THLPV approximately $22,000 and $59,000 respectively for expenses incurred on the Company’s behalf. Additionally, see discussion of the Reimbursement Agreement with THLPV above.

Non Controlling Interest in a Variable Interest Entity

We have an agency relationship with Peritas, LLC (“Peritas”), a vehicle rental company wholly-owned by THLPV. The business of Peritas is to rent delivery vehicles to independent contractors who perform services for us and other companies. Peritas was initially formed and owned by MCG. The founder and principal of MCG is Vincent Wasik, our Chairman of the Board and CEO. MCG established Peritas to accommodate our need for the Peritas services pending a new owner. Neither MCG nor Mr. Wasik has received any revenue, compensation or benefit from short-term ownership or management of Peritas, and Peritas was transferred to THLPV for no consideration.

Capital Distribution

In 2004, the Company issued shares of Series J and Series K Convertible Preferred Stock worth $7.5 million to THLPV. In consideration therefore, THLPV issued a standby Letter of Credit guarantee of $7.5 million to support our revolving credit facility. Funding of the Series J and Series K Convertible Preferred Stock with the standby Letter of Credit guarantee was recorded as a subscription receivable. On July 3, 2006, Velocity paid off the credit facility in full, without drawing any funds from the standby Letter of Credit guarantee. As a result, on July 3, 2006, the $7.5 million subscription receivable was returned to THLPV as a distribution of capital.

Grant of Warrant to Purchase Common Stock

Mr. Wasik serves as the Company’s Chief Executive Officer pursuant to an agreement between the Company and MCG Global, LLC(“MCG”). Mr. Wasik is an owner and principal of MCG. His compensation is paid through MCG. In 2006, a warrant to purchase 245,899 shares of our common stock with a fair value of approximately $0.4 million was granted to Mr. Wasik under the 2004 Stock Incentive Plan. The warrant has an exercise price of $2.56 per share, a term of five years, and is exercisable one year subsequent to the date of grant.

GCC Eagles, LLC Contractor Services Agreement

During fiscal years ended June 30, 2007 and July 1, 2006, Velocity purchased consulting and advisory services pursuant to a monthly contractor services agreement between Velocity Express and GCC Eagles, LLC of $0.3 million and $0.3 million, respectively. Garrett Stonehouse, managing member and sole owner of GCC Eagles, LLC, is an immediate family member of Vince Wasik, the Chief Executive Officer of Velocity Express. The amount due to GCC Eagles at June 30, 2007 was $19,000.

Advances from Management for stock purchase

In June 2007, in connection with a private placement of common stock to management in July 2007, members of management paid $573,000 in cash to the Company as advances on the purchase of stock. In July 2007, an additional $527,000 was recorded as a stock subscription receivable and the Company issued approximately 1,000,000 shares of Common Stock to management. The remainder of the balance due from management will be paid by payroll deductions or scheduled monthly payments.

Equity Securities Issued for Guarantees

On February 17 and June 5, 2006 we entered into the seventh and eighth amendments to the former revolving credit facility whereby the lender released $2.0 million of previously restricted availability after receiving a limited guarantee in the amount of $2.0 million from THLPV and Pequot Capital Management. On July 3, 2006, we issued to THLPV a warrant to purchase 547,500 shares of our common stock as consideration for the guarantee. The warrants issued to the THLPV have a term of 4 years, and are exercisable at $0.01 per share. We also issued to Pequot Capital Management 41,250 shares of Series Q Convertible Preferred Stock on July 3, 2006 as consideration for the guarantee.

The Company does not maintain a formal written procedure for the review and approval of transactions with related persons. It is the policy of the Company to review all transactions with members of the board of directors on a case by case basis.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of 10% or more of our common stock to file with the Securities and Exchange Commission initial reports of changes in ownership of our equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of such reports received by us, or written representations from reporting persons, we believe that during fiscal 2007, our directors, executive officers and beneficial owners of 10% or more of our common stock filed all reports on a timely basis, with the following exceptions: (i) a Form 3 was filed by Edward W. Stone, Jr. on July 7, 2006, reporting his March 6, 2006 status as Chief Financial Officer; (ii) a Form 3 was filed by Mark T. Carlesimo on June 29, 2007, reporting his August 18, 2006 status as Executive Vice President, General Counsel, and Secretary; (iii) a Form 4 was filed by TH Lee Putnam Internet Partners LP on July 24, 2006, reporting the conversion of 1,218,922 shares of Series Q Convertible Preferred Stock and the exercise of a warrant to purchase 13,000 shares of common stock on July 3, 2006; and (iv) a Form 4 was filed by Vincent A. Wasik on June 29, 2007, reporting the purchase of 720 shares of common stock on April 13, 2005.

STOCKHOLDER PROPOSALS FOR

2008 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to us, to present proposals for stockholder action in our proxy statement if the proposals are consistent with applicable law, pertain to matters appropriate for stockholder action, and are not properly omitted by our action in accordance with the proxy rules. If you wish to provide a proposal to be included in our proxy statement and form of proxy relating to our next annual meeting of stockholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, Attention: Mark T. Carlesimo, no later than August 8, 2008. We encourage any stockholder interested in submitting a proposal to contact our corporate secretary in advance of the deadline to discuss the proposal, and stockholders may wish to consult with knowledgeable counsel with regard to the detailed requirements of the SEC’s proxy rules. Submitting a proposal does not guarantee that we will include it in the 2008 proxy statement. All proposals must conform to the rules and regulations of the SEC. Under SEC rules, if a stockholder notifies us of his or her intent to present a proposal for consideration at the next annual meeting of stockholders after August 8, 2008, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials. The requirements found in our bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

Under our bylaws, and as permitted by SEC rules, stockholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting must follow certain procedures. These procedures require that timely, written notice of such proposal or nomination be received by our secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Please review “Proposal No. 1 Election of Directors—Nominating and Corporate Governance Committee Procedures” for information required to be included in any shareholder nomination proposal. The description of the procedures required by our bylaws is only a summary. We refer any shareholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting to our bylaws for the full requirements.

Our nominating and corporate governance committee will consider candidates proposed by stockholders and make recommendations to our board of directors using the same criteria as for other candidates as described herein under “Nominating and Corporate Governance Committee Procedures.”

OTHER MATTERS

The board of directors does not know of any other business to be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies in the enclosed proxy will vote in accordance with their best judgment as to the best interests of our company.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K as amended for the fiscal year ended June 30, 2007, as filed with the SEC, including the financial statements thereto, accompany the notice of annual meeting, this proxy statement and the related proxy card. We will furnish to any person whose proxy is being solicited any exhibit described in the exhibit index accompanying the Form 10-K, upon the payment, in advance, of fees based on our reasonable expenses in furnishing such exhibit. Requests for copies of exhibits should be directed to Mark T. Carlesimo at our principal address. You may also view or obtain additional copies of the Form 10-K, Form 10-Q and our other filings on the SEC’s website at http://www.sec.gov or on our website at http://www.velocityexpress.com.

BY ORDER OF THE BOARD OF DIRECTORS

Vincent A. Wasik
Chairman of the Board and
Chief Executive Officer

Westport, Connecticut

November 16, 2007

ANNEX A

FORM OF

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VELOCITY EXPRESS CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Velocity Express Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:    The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SECOND:    The Amended and Restated Certificate of Incorporation of the Corporation shall be amended by changing Article IV, Section A to read :

A. Authorized Capital Stock.

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of capital stock that this corporation is authorized to issue is Nine Hundred Ninety Nine Million Five Hundred and Fifteen Thousand Two Hundred and Seventy (999,515,270) shares. Of such shares, Seven Hundred Million (700,000,000) shares shall be Common Stock, par value $.004 per share and Two Hundred Ninety Nine Million Five Hundred and Fifteen Thousand Two Hundred and Seventy (299,515,270) shares shall be Preferred Stock, par value $.004 per share. The voting powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as set forth in this Article IV.

Effective at             a.m. (EST) on December     , 2007 (the “Effective Time”), all issued and outstanding shares of Common Stock (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified as follows: each ten (10) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Stock Split”) as one share of issued and outstanding Common Stock (“New Common Stock”), provided that there shall be no fractional shares of New Common Stock. In the case of any holder as of the Effective Time of fewer than ten shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by ten, does not result in a whole number (a “Fractional Share Holder”), the fractional share interest in New Common Stock held by such Fractional Share Holder as a result of the Reverse Split shall be rounded up to one share, and such Fractional Share Holder shall own a whole number of shares of New Common Stock equal to the number of its shares of Existing Stock divided by ten, rounded up to the next highest whole number of shares.

The Corporation shall, through its transfer agent, provide certificates representing the New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Time, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article IV.A shall mean Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer on this      day of December, 2007.

By:
Name: Vincent A. Wasik
Title: Chief Executive Officer

Velocity Express, Inc.

One Morningside Drive

Suite 200

Westport, CT 06880

www.velocityexp.com

VELOCITY EXPRESS CORPORATION

One Morningside Drive North

Building B - Suite 300

Westport, Connecticut 06880

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Velocity Express Corporation, a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated November 16, 2007, and hereby appoints Vincent A. Wasik and Edward W. Stone, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Velocity Express Corporation to be held at the executive offices of Velocity Express Corporation, One Morningside Drive North, Building B—Suite 300, Westport, Connecticut 06880, on December 6, 2007, at 10:00 a.m. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of common stock, Series M Preferred, Series N Preferred and Series O Preferred of Velocity Express Corporation which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

VELOCITY EXPRESS CORPORATION

December 6, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê    Please detach along perforated line and mail in the envelope provided.    ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect five directors for the ensuing year and until their successors shall be elected and duly qualified.		2. To ratify the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending June 28, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Vincent A. Wasik O Alexander Paluch O Richard A. Kassar O Leslie E. Grodd O John J. Perkins	3. To effect a reverse stock split of the Company’s outstanding common stock whereby the Company will issue one new share of common stock for 10 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.